Exhibit 99.1

News Release	Corporate Communications	Phone: 952-351-3087
	MN01-1030	Fax: 952-351-3009
5050 Lincoln Drive
Edina, MN 55436

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK Increases FY08 Sales Guidance to in excess of $4.1 billion and EPS to $6.20 – $6.30

ATK Reports Strong Second Quarter Earnings – up 25 Percent to $1.44 Per Share

Second Quarter Sales Rise 24 Percent to Surpass $1 Billion; Organic Growth of 19 percent

Orders Nearly Triple to $2.57 Billion – Highlighted by NASA Ares I Work

Second Quarter Net income Rises 28 Percent to $51 Million

ATK Completes $100 million Share Repurchase in the Quarter

Minneapolis, November 1, 2007 – Alliant Techsystems (NYSE: ATK) reported today that earnings per share (EPS) in the second quarter of fiscal year 2008, which ended on September 30, rose 25 percent to $1.44 versus $1.15 in the prior-year quarter. Due to the appreciation of the company’s stock, ATK’s second quarter results included a $5.6 million pre-tax, $3.3 million after-tax ($.09), non-cash charge related to the accelerated write-off of unamortized debt issuance costs associated with the company’s convertible bonds due in 2024.

Sales rose 24 percent to surpass $1 billion, compared to $830 million in the prior-year quarter. Organic sales in the quarter increased 19 percent from the prior-year quarter. Orders nearly tripled to $2.57 billion, up from $944 million in the previous year’s quarter. The strong orders growth was driven in part by $1.6 billion booked by the company for future development work on the first stage of NASA’s Ares I launch vehicle. For the quarter, order bookings in all three business Groups exceeded sales.

Based on the strength of its performance through the first half of the fiscal year, and better visibility throughout the remainder of the year, the company is raising its full-year EPS guidance to a range of $6.20 -$6.30. The new guidance includes the nine-cent charge related to the accelerated write-off of debt issuance costs. The company’s previous guidance, which did not include the nine-cent charge, was in a range from $6.15 - $6.25. The company is also raising its sales guidance to in excess of $4.1 billion, up from its previous guidance of $4.0 - $4.1 billion.

The company reported improved margins of 10.2 percent versus 9.9 percent in the prior-year quarter and net income of $51 million, a 28 percent increase from $40 million in the prior-year quarter. The improved margins were due primarily to reduced pension expenses, as well as operating efficiencies. These improvements were partially offset by an increase in discretionary spending on strategic program pursuits.

 “I could not be more pleased with the company’s performance through the first half of the fiscal year,” said Dan Murphy, Chairman and CEO. “Our strategic focus on margin improvement is benefiting the entire company and the Groups are winning new business based on affordable and innovative solutions.”

Earnings per share for the first six months of fiscal year 2008 increased 32 percent to $2.95 compared to $2.24 a year ago. Sales for the first half of fiscal year 2008 rose more than 20 percent to $1.99 billion compared to $1.65 billion in the prior year.

Year-to-date operating cash is $131 million compared to $5 million in the prior year period. The increase reflects the company’s previously announced decision to fully fund the pension plan which resulted in lower pension plan contributions, partially offset by cash used for working capital due to increasing sales and the timing of cash receipts. During the quarter the company repurchased 942,200 shares of stock for approximately $100 million at an average share price of slightly more than $106.

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the year to date and second quarter ending September 30, 2007 (in millions).

External Sales:

	Quarters Ended				Six Months Ended
	September 30, 2007	October 1, 2006	$ Change	% Change	September 30, 2007	October 1, 2006	$ Change	% Change

Ammunition Systems Group	$354.7	$282.7	$72.0	25.5%	$690.2	$569.6	$120.6	21.2%
Launch Systems Group	318.2	262.2	56.0	21.3%	623.3	526.9	96.5	18.3%
Mission Systems Group	356.4	285.5	70.9	24.9%	674.2	556.4	117.8	21.2%
Total external sales	$1,029.3	$830.4	$199.0	24.0%	$1,987.7	$1,652.9	$334.8	20.3%

Income before Interest, Income Taxes, and Minority Interest (Operating Profit):

	Quarters Ended			Six Months Ended
	September 30, 2007	October 1, 2006	Change	September 30, 2007	October 1, 2006	Change

Ammunition Systems Group	$32.2	$26.2	$6.0	$61.1	$46.0	$15.0
Launch Systems Group	43.3	35.4	7.9	88.2	73.1	15.1
Mission Systems Group	35.0	26.4	8.6	68.5	53.5	15.0
Corporate	(5.4)	(6.1)	0.7	(11.1)	(11.3)	0.1
Total	$105.1	$81.9	$23.2	$206.6	$161.3	$45.3

SEGMENT RESULTS

ATK operates three principal business groups: Ammunition Systems Group; Launch Systems Group; and Mission Systems Group.

AMMUNITION SYSTEMS GROUP

Sales in the Ammunition Systems Group increased by 25 percent to $355 million compared to $283 million in the prior-year quarter. The increase reflects strong sales growth in the civil ammunition business as well as increased sales in military small and medium-caliber ammunition.

Earnings before interest and taxes (operating profit) rose 23 percent to $32 million from $26 million in the prior-year quarter. This reflects higher sales volume, lower pension expenses, and operating efficiencies. These were partially offset by the Group’s sales mix. For the full-year, ATK continues to expect margins in the Ammunition Systems Group in the mid-nine percent range.

LAUNCH SYSTEMS GROUP

Sales in the Launch Systems Group rose by 21 percent to $318 million compared to $262 million in the prior-year quarter. Higher sales from NASA’s Ares I program contributed to the increase, which was partially offset by the anticipated lower sales in space shuttle program.

Operating profit in the Launch Systems Group rose by 22 percent to $43 million from $35 million in the prior-year quarter. The increase reflects additional Ares I work and lower pension expenses, partially offset by increased investment in strategic program pursuits. ATK continues to expect margins for the full year in the Launch Systems Group to approach 14 percent.

MISSION SYSTEMS GROUP

Sales in the Mission Systems Group rose 25 percent to $356 million from $285 million in the prior-year quarter. Organic sales rose 12 percent, driven by strong sales in the Group’s aircraft integration and space structures businesses. Sales from the acquisition of Swales Aerospace added $39 million to revenue.

Operating profit increased 33 percent to $35 million from $26 million in the prior-year quarter. The increase reflects increased sales volume, including the Swales Aerospace acquisition, and lower pension expense. ATK continues to expect full-year margins in the Mission Systems Group of approximately 10 percent.

CORPORATE AND OTHER

In the second quarter, corporate and other expenses totaled $5.4 million compared to $6.1 million in the prior-year period.

OUTLOOK

Based on the strength of sales across all three business Groups, ATK is raising its full-year FY08 sales guidance to in excess of $4.1 billion, up from its previous guidance of $4.0 - $4.1 billion. The company is also raising EPS guidance to $6.20 - $6.30, up from its previous of $6.15 - $6.25. This guidance includes the $0.09 debt issue cost charge taken in the second quarter which was not included in previous guidance.

For the year, the company now expects an average share count of approximately 35.5 million, up from previous expectations of 35 million. The increase reflects the appreciation of the company’s stock price and the corresponding share count dilution from the company's convertible notes, offset by the completion of the company’s $100 million share repurchase. The effective tax rate for the year is expected to be approximately 36 percent while pension expenses are expected to be approximately $50 million. ATK continues to expect full-year free-cash flow of approximately $260 million which includes capital expenditures approaching $100 million (see reconciliation table for details).

Reconciliation of Non-GAAP Financial Measure

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures. ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchase, and acquisitions after making the capital investments required to support ongoing business operations. ATK management uses free cash flow internally to assess both business performance and overall liquidity.

Projected Year Ending March 31, 2008
(in thousands)
Cash provided by operating activities	$360,000
Capital expenditures	~100,000
Free cash flow	$260,000

ATK is a $4.1 billion advanced weapon and space systems company employing approximately 16,500 people in 21 states. News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: delays in NASA’s human-rated launch programs; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

	QUARTERS ENDED		SIX MONTHS ENDED
	September 30,	October 1,	September 30,	October 1,
(In thousands except per share data)	2007	2006	2007	2006

Sales	$1,029,345	$830,374	$1,987,717	$1,652,868
Cost of sales	830,976	669,155	1,597,158	1,335,044
Gross profit	198,369	161,219	390,559	317,824
Operating expenses:
Research and development	17,325	13,894	30,008	25,551
Selling	30,861	23,167	60,791	48,782
General and administrative	45,108	42,239	93,181	82,194
Total operating expenses	93,294	79,300	183,980	156,527
Income before interest, income taxes, and minority interest	105,075	81,919	206,579	161,297
Interest expense	(26,055)	(17,851)	(45,352)	(34,686)
Interest income	416	341	700	544
Income before income taxes and minority interest	79,436	64,409	161,927	127,155
Income tax provision	28,171	24,337	58,084	48,137
Income before minority interest	51,265	40,072	103,843	79,018
Minority interest, net of income taxes	90	145	264	218
Net income	$51,175	$39,927	$103,579	$78,800

Earnings per common share:
Basic	$1.55	$1.17	$3.12	$2.27
Diluted	1.44	1.15	2.95	2.24

Average number of common shares	33,120	34,187	33,193	34,767
Average number of common and dilutive shares	35,450	34,612	35,157	35,196

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	September 30, 2007	March 31, 2007
Assets
Current assets:
Cash and cash equivalents	$23,629	$16,093
Net receivables	821,342	733,304
Net inventories	213,087	170,602
Deferred income tax assets	64,221	75,333
Other current assets	32,016	33,686
Total current assets	1,154,295	1,029,018
Net property, plant, and equipment	456,437	454,748
Goodwill	1,236,309	1,163,186
Prepaid and intangible pension assets	58,034	27,998
Deferred charges and other non-current assets	192,170	199,732
Total assets	$3,097,245	$2,874,682
Liabilities and Stockholders’ Equity
Current liabilities:
Cash overdrafts	$17,388
Current portion of long-term debt	480,000
Accounts payable	175,480	$153,572
Contract advances and allowances	79,859	80,904
Accrued compensation	111,806	123,696
Accrued income taxes	17,388	11,791
Other accrued liabilities	169,488	133,309
Total current liabilities	1,051,409	503,272
Long-term debt	1,050,000	1,455,000
Deferred income tax liabilities	49,025	22,278
Postretirement and postemployment benefits liabilities	157,343	163,709
Accrued pension liability	63,861	89,383
Other long-term liabilities	100,506	83,159
Total liabilities	2,472,144	2,316,801
Contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 32,699,217 shares at September 30, 2007 and 33,075,268 at March 31, 2007	327	331
Additional paid-in-capital	452,775	477,554
Retained earnings	1,197,154	1,112,649
Accumulated other comprehensive loss	(365,273)	(424,075)
Common stock in treasury, at cost, 8,855,844 shares held at September 30, 2007 and 8,479,793 at March 31, 2007	(659,882)	(608,578)
Total stockholders’ equity	625,101	557,881
Total liabilities and stockholders’ equity	$3,097,245	$2,874,682

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	SIX MONTHS ENDED
(In thousands)	September 30, 2007	October 1, 2006
Operating activities
Net income	$103,579	$78,800
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	34,980	34,066
Amortization of intangible assets	2,865	4,218
Amortization of deferred financing costs	2,441	1,630
Write-off of debt issuance costs associated with convertible notes	5,600	—
Deferred income taxes	4,184	70,976
Loss (gain) on disposal of property	1,610	(84)
Minority interest, net of income taxes	264	218
Share-based plans expense	11,770	18,310
Excess tax benefits from share-based plans	(8,062)	(2,049)
Changes in assets and liabilities:
Net receivables	(49,882)	10,464
Net inventories	(40,327)	(44,540)
Accounts payable	16,203	12,887
Contract advances and allowances	(1,045)	18,115
Accrued compensation	(36,478)	(18,243)
Accrued income taxes	38,486	(24,858)
Pension and other postretirement benefits	17,243	(186,031)
Other assets and liabilities	27,826	31,054
Cash provided by operating activities	131,257	4,933
Investing activities
Capital expenditures	(34,595)	(35,569)
Acquisition of business	(101,195)	—
Proceeds from the disposition of property, plant, and equipment	319	510
Cash used for investing activities	(135,471)	(35,059)
Financing activities
Change in cash overdrafts	17,388	(60,937)
Net borrowings on line of credit	75,000	37,000
Payments made on bank debt	—	(13,500)
Payments made to extinguish debt	—	(2,596)
Proceeds from issuance of long-term debt	—	300,000
Purchase of call options	—	(50,850)
Sale of warrants	—	23,220
Payments made for debt issue costs	(105)	(6,344)
Net purchase of treasury shares	(100,068)	(208,027)
Proceeds from employee stock compensation plans	11,473	13,635
Excess tax benefits from share-based plans	8,062	2,049
Cash provided by financing activities	11,750	33,650
Increase in cash and cash equivalents	7,536	3,524
Cash and cash equivalents - beginning of period	16,093	9,090
Cash and cash equivalents - end of period	$23,629	$12,614